SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Prior to March 2, 2007, Mercantile served as the investment adviser to each Fund pursuant to an investment advisory agreement entered into by the Funds and Mercantile (the "Prior Advisory Agreement"). Mercantile is a wholly-owned subsidiary of Mercantile-Safe Deposit and Trust Company ("MSD&T"), which, in turn, was wholly-owned by Mercantile Bankshares Corporation ("Mercantile Bankshares"). On March 2, 2007, Mercantile Bankshares merged into and with PNC.
The foregoing is referred to as the "Merger." As a result of the Merger, Mercantile is now indirectly wholly-owned by PNC. In addition, it is currently contemplated that Mercantile's direct parent company, MSD&T, subject to regulatory approval, will be merged with and into PNC Bank, National Association ("PNC Bank") and Mercantile subsequently will be wholly-owned by PNC Bank.

The acquisition by PNC of the indirect controlling interest in Mercantile resulted in an "assignment," as that term is defined in the 1940 Act, of the Prior Advisory Agreement. As a result, the Funds' prior Advisory Agreement with Mercantile automatically terminated in accordance with its terms.

At a regular meeting held on February 16, 2007, the Directors of the Funds, including a majority of the Directors who are not "interested persons" (the "Independent Directors"), met in person and voted to approve 1) an interim advisory agreement
(the "Interim Advisory Agreement") between the Funds and
Mercantile in order for Mercantile to continue to serve as the investment adviser to the Funds, and 2) an interim sub-advisory agreement (the "Interim Sub-Advisory Agreement") between
Mercantile and Boyd Watterson for Boyd Watterson to continue to serve as the sub-adviser to the Total Return Bond Fund and Limited Maturity Bond Fund, in the event that the Merger occurred.

At a regular meeting held on May 18, 2007, the Directors, including a majority of the Independent Directors, met in person and voted to approve 1) a new advisory agreement between the Funds and Mercantile (the "New Advisory Agreement") subject to approval by the Funds' shareholders and 2) a New Sub-Advisory Agreement between Mercantile and Boyd Watterson, subject to approval by shareholders of the Total Return Bond Fund and the Limited Maturity Bond Fund. For information about the Board's deliberations and the reasons for its recommendation, see "Board Approval of Investment Advisory Agreements" below.

The Interim Advisory Agreement and the Interim Sub-Advisory Agreement each took effect on March 2, 2007 and remained in effect until shareholders of the respective Funds approved the New Advisory Agreement and the New Sub-Advisory Agreement on July 19, 2007. Compensation earned by Mercantile under the Interim Advisory Agreement and earned by Boyd Watterson under the Interim Sub-Advisory
Agreement was held in an interest bearing escrow account.   Because,
as noted below, the New Advisory Agreement and the New Sub-Advisory Agreement have each been approved, the amounts in the escrow accounts will be paid to Mercantile and Boyd Watterson, respectively.

On July 19, 2007, a Special Meeting of Shareholders was held at which the shareholders of each of the Funds were asked:

1. For each Fund, to approve a new advisory agreement for the Funds with Mercantile Capital Advisors, Inc.;

2. For shareholders of Limited Maturity Bond Fund and Total Return Bond Fund only, to approve a new sub-advisory agreement for each Fund between Mercantile Capital Advisors, Inc. and Boyd Watterson Asset Management, LLC.

Voting Results:
The voting results of each of the Funds on Proposal 1 is presented below:

Fund		Shares	      Shares Voted   Shares
		Voted For     Against	     Abstained   Total
Prime Money
Market Fund	594,822,388    1,213,776     2,831,567   598,867,731
Government Money
Market Fund	238,394,807    -	     -		 238,394,807
Tax-Exempt Money
Market Fund	136,942,685    -	     -		 136,942,685
Growth & Income
Fund		15,489,501     76,222	     7,893	 15,573,616
Equity Income
Fund		15,255,279     1,166	     4,398	 15,260,843
Equity Growth
Fund		4,489,115      7,832	     1,222	 4,498,169
Capital Opportunities
Fund		14,442,513     18,075	     4,378	 14,464,966
International Equity
Fund		34,433,856     20,686	     2,607	 34,457,149
Diversified Real
Estate Fund	7,797,633      8,303	     4,449	 7,810,385
Limited Maturity
Bond Fund	8,759,827      9,997	     3,054	 8,772,878
Total Return Bond
Fund		13,806,828     2,655	     184	 13,809,667
Maryland Tax-Exempt
Bond Fund	3,064,160      -	     -		 3,064,160
Tax-Exempt Limited Maturity
Bond Fund	5,268,145      -	     -		 5,268,145
National Tax-Exempt
Bond Fund	8,310,454      -	     -		 8,310,454

The voting results of each of the Funds on Proposal 2 is presented below:

Fund		Shares	       Shares Voted  Shares
		Voted For      Against       Abstained	 Total
Limited Maturity
Bond Fund   	8,748,279      8,579	     16,020	 8,772,878
Total Return
Bond Fund	13,804,012     2,650	     2,831	 13,809,493